Exhibit 2.1

CARMANAH TECHNOLOGIES CORPORATION

ANNUAL INFORMATION FORM

FOR THE YEAR ENDED DECEMBER 31, 2012

March 26, 2013

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Glossary of Technical Terms

In this Annual Information Form, the following terms shall have the following meanings:

“Charge Controller” means a device capable of receiving the power output from a solar photovoltaic panel, and converting it to a voltage suitable for storage into a battery system. The charge controller may have additional features such as optimizing the energy collected from a solar panel, and being able to store the energy into a variety of battery types.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“EMS” means “energy management system”, which is the Company’s integrated electronic device designed to manage the transfer of captured energy from a solar photovoltaic panel to a storage system (lead-acid batteries) and to release this energy via a microprocessor containing logic and decision capability based on sensor input to a series of one or more LED drivers to enable light output for a signalling or lighting application.

“EPC” means “engineering, procurement and construction”.

“Firmware” means the logic capability that is hard-coded into a product through its microprocessor and which allows that product to make pre-determined decisions based on environmental feedback.

“Grid-Tie System” means a system that uses roof-mounted or building-integrated solar panels to collect energy from the sun and convert it into usable electricity. A system installed on a grid-connected building can supply a portion of the power needed to run the site. During the day, electricity generated by the solar power system is fed into the building, offsetting the amount of power being drawn from the electrical grid. Any excess power generated by the solar panels is fed back to the power utility to be used by someone else.

“LED” means “light emitting diode”, a solid state device that is capable of creating light of a narrow wavelength and tight optical beam, in comparison to legacy incandescent sources, in response to application of an electrical current.

“LED driver” means an integrated device capable of taking an electrical input, whether direct current or alternating current, and converting it to the type of electrical source required to power an LED solid state device to generate light. The LED driver typically also includes additional features to increase the brightness of the LED and safety features to avoid damaging the LED device and to maximize the reliability of the LED light source.

“LED luminaire” means the mechanical housing and integration of a light module, an LED driver, a heatsink for the LEDs and any direct connection points required for mechanical and electrical integration of the unit to its intended mounting solution within the lighting application.

“LVH” means “low voltage halogen”, a type of incandescent light source based on a halogen filament, requiring a low voltage direct current source to ignite. A transformer is typically utilized to convert readily available alternating current to direct current to provide the source for this type of lighting system.

“Microprocessor” means a logic processor circuit capable of storing data and making decisions based on pre-programmed logic and environmental feedback.

“OEM” means an “original equipment manufacturer”, an industry term used to describe companies that purchase products or components that are manufactured by a second company and retailed under their own brand.

“Off-grid” is a term used to identify products which can be operated through their defined lifetime without the need to connect to grid supplied electrical energy.

“On-grid” is a term used to identify products which are required to be connected to the grid supplied electrical energy to achieve operation through their defined lifetime.

“SIMA” refers to the System Infrastructure Management Application technology developed by Cirrus Systems, LLC, a related company to Spot Devices, LLC and relates to a remote management technology relevant to the Company’s traffic signaling vertical.

General Matters

Certain References

References in this Annual Information Form to “Carmanah” and the “Company” are references to Carmanah Technologies Corporation and its subsidiaries unless otherwise specified or the context otherwise requires.

Reporting Currency

All amounts in this report are in US dollars, unless otherwise stated.

Forward–looking Statements

Certain statements contained in this Annual Information Form constitute “forward looking statements”. These statements relate to future events or future performance and reflect management’s expectations or beliefs regarding future events, such as business and economic conditions and the Company’s growth, results of operations, performance, business prospects and opportunities. Such forward-looking statements reflect management’s current beliefs and are based on information currently available to management. When used herein and therein, the words “may”, “would”, “could”, “will”, “intend”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue” and other similar expressions are intended to identify forward-looking statements. Forward-looking statements also include, but are not limited to, statements relating to expected growth in demand for LED lighting technology; the timing of expected commercial acceptance; increased demand and sales volumes for On-grid and Off-grid LED lighting technology; the pace at which LED lighting technology will replace existing legacy technology; projected reductions in ongoing operational expenses and installation expenses for LED lighting; expected increases in the efficiency of LED lighting technology; the expected development of a retrofit market for LED lighting systems and solutions in developing and emerging economies; the ability of the Company to gain market share by implementing its growth strategy; the ability of Off-grid LED lighting to benefit from the same performance enhancements as On-grid LED lighting; and expected gross margins from the sale of Off-grid lighting products.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and a number of factors could cause actual results or events to differ materially from those anticipated in such forward-looking statements. Although the forward-looking statements contained in this Annual Information Form are based upon what management believes to be reasonable assumptions, actual results may not be consistent with these forward-looking statements. In evaluating these statements, prospective purchasers should specifically consider various factors, including the risks discussed under the heading “Risk Factors” of this Annual Information Form. Prospective purchasers are cautioned not to place undue reliance on forward-looking statements. These forward-looking statements are made as of the date of this Annual Information Form. The Company does not assume any obligation to update the forward-looking information contained in this Annual Information Form other than as required by applicable laws (including without limitation Section 5.8(2) of National Instrument 51-102 Continuous Disclosure Obligations).

Corporate Structure

Name, Addresses and Contact Information

Carmanah is a British Columbia corporation having its head office at 250 Bay Street, Victoria, British Columbia, V9A 3K5. The Company’s registered and records office is located 25th Floor, 700 West Georgia Street Vancouver, British Columbia, V7Y 1B3.

Corporate History

Carmanah was incorporated as Andina Development Corporation under the Business Corporations Act (Alberta) on March 26, 1996. The Company changed its name to Bargain Castle International Limited on January 14, 2000 and changed its name back to Andina Development Corporation on February 10, 2000. The initial business of the Company was that of mineral exploration. The Company completed a reverse take-over of Carmanah Technologies Inc. (“CTI”) on June 14, 2001. In connection with the reverse take-over of CTI, the Company changed its name from Andina Development Corporation to Carmanah Technologies Corporation on June 19, 2001. The Company switched its focus from mineral exploration to solar LED lighting following its reverse takeover of CTI.

On July 1, 2005, Carmanah acquired Soltek Powersource Ltd. (“Soltek”). Effective January 1, 2006, the Company, CTI and Soltek were amalgamated pursuant to the provisions of the Business Corporations Act (Alberta) to form Carmanah Technologies Corporation. On August 24, 2009, the Company was continued under the Business Corporations Act (British Columbia).

The Company incorporated Carmanah Lightech 2010 Ltd. (“Carmanah Lightech”) in mid-2010 under the laws of Israel in connection with the unsuccessful acquisition attempt of Lightech Electronic Industries Ltd. (“Lightech”). Carmanah Lightech was dissolved on June 10, 2012 following the subsequent termination of the acquisition agreement. See “Three Year History”.

Intercorporate Relationships

The Company currently has two wholly-owned subsidiaries:

  Carmanah Solar Power Corporation
  Carmanah Technologies (US) Corporation

Carmanah Solar Power Corporation (“Carmanah Solar Power”) (formerly known as AVVA Technologies Inc.) was originally incorporated under the Business Corporations Act (Alberta) November 16, 1993. The company changed its name to Carmanah Solar Power Corporation and continued under the Canada Business Corporations Act on October 4, 2010.

Carmanah Technologies (US) Corporation (“Carmanah US”) (formerly known as SPS Energy Solutions, Inc.) was incorporated in the State of Nevada on October 9, 2002. The company changed its name to Carmanah Technologies Corporation on March 16, 2006 and further changed its name to Carmanah Technologies (US) Corporation on October 7, 2009.

General Development of the Business

Background

Carmanah’s primary focus is the design, development and distribution of self-contained solar powered LED lighting solutions. Current market focus is signalling systems for marine, aviation, and traffic applications and solar powered LED outdoor lighting applications. Geographic focus of the Company is worldwide in all applications. In addition the Company is a leading Solar EPC provider within the rooftop solar grid-tie market in Ontario, Canada as well as a distributor of Go Power! branded mobile power solutions for the Recreational Vehicle (“RV”) and work truck market in North America.

The Company has been involved in the Off-grid LED lighting industry since 2001. By 2007, through diversification and acquisition initiatives, Carmanah expanded to become a leading developer of renewable and energy-efficient technology solutions focusing on three technology groups: solar-powered LED lighting, solar power systems (Off-grid and grid-tied) and LED illuminated signage. In addition, the Company was also involved in customized solar panels for the residential market, solar panel distribution, solar-powered LED road signage and solar-lit bus shelters for municipal transit authorities. In late 2007, Carmanah undertook a strategic review of its business in the interest of narrowing focus to key revenue and margin producing activities and making its operations more efficient and scalable. The resulting structure redefined the Company into two business segments: (i) the “Strategic” segment, which included solar LED lighting solutions for signalling and outdoor lighting, and (ii) the “Tactical” segment, which included stand-alone business units such as customized solar panels for the residential market, solar panel distribution, solar-powered LED road signage, solar-lit bus shelters for municipal transit authorities and a solar component distribution.

Subsequent to the strategic review process, Carmanah divested certain ancillary businesses within the Tactical segment. In December 2007, the Company sold assets related to its residential solar panel business to a former director of the Company. During 2008, Carmanah sold off its excess inventory of solar panels and wound-up its solar panel distribution business and in addition wound-up its solar-lit bus shelter business. The Tactical segment focus was reduced to grid-tie solutions, signs (including road signage) and mobile power solutions.

In December 2008, Carmanah entered into a Manufacturing Services Agreement with Flextronics Industrial Ltd. (“Flextronics”). Flextronics is a worldwide manufacturing service provider with access to assembly and distribution points around the world. As a result of this agreement, the Company discontinued its manufacturing facility in Victoria, British Columbia.

In February 2009, Carmanah continued refining its operational focus by completing the sale of certain assets related to its solar-powered LED road signage business and in August 2009, the Company disposed of Carmanah Signs Inc., (a LED illuminated signage business that the Company acquired in 2001) to a former director of the Company.

On the substantial completion of the Company’s exit of various ancillary business segments, Carmanah realigned its reporting segments to better reflect how management viewed and managed the business at that time. Commencing in the third quarter of 2009, Carmanah changed its segmented reporting from “Strategic” and “Tactical” to “Signals & Illumination” and “Systems & Other”.

Three Year History

On August 1, 2010, with the growth of its Ontario, Canada Grid-Tie System business, Carmanah leased office space in Toronto, Ontario. This business segment is operated through a wholly owned subsidiary called Carmanah Solar Power.

In September 2010, Carmanah undertook a further rationalization of staff, including the elimination of the Chief Operating Officer position.

In September, 2010, Carmanah announced that it had entered into an Agreement and Plan of Merger (the “Lightech Merger Agreement”) with Lightech Electronic Industries Ltd. (“Lightech”), an Israeli corporation engaged in the business of designing and manufacturing power supplies for LED lighting. The Company incorporated Carmanah Lightech 2010 Ltd. (“Carmanah Lightech”) in mid-2010 under the laws of Israel in connection with the proposed acquisition of Lightech. On December 31, 2010 Carmanah provided a notice of termination to Lightech terminating the Lightech Merger Agreement. On September 15, 2011 Carmanah entered into a settlement agreement with Lightech settling all outstanding matters between Carmanah and Lightech in relation to the Lightech Merger Agreement, which agreement was ratified by the Israeli courts on September 21, 2011. Carmanah Lightech was dissolved on June 10, 2012.

In the fourth quarter of 2010, Carmanah’s business was divided into two divisions: Lighting and Solar Power systems. Previously these business segments were referred to as Signals & Illumination and Systems & Other. Management felt that this divisional reporting better reflected the four market segments in which the Company operates in: (1) Signaling, (2) Illumination (now referred to as Outdoor Lighting), (3) Mobile (now referred to as Go Power!), and (4) Grid-tie (now referred to as Solar EPC Services).

In November 2010, Carmanah announced further staff reductions based on an organizational restructuring, including the impact of a reduction of investment in research and development activities. This resulted in an additional reduction of 37 employees. The Company’s employee size as of December 31, 2011 was 65, compared to 167 at the end of 2009.

On September 1, 2011, Carmanah moved to a new office location at 250 Bay Street, Victoria, BC, Canada, V9A 3K5. The new 13,000 square foot office facility allows all of the Company’s Victoria staff to be located together in one location.

On October 11, 2011, Carmanah appointed Bruce Cousins as the new Chief Executive Officer replacing Ted Lattimore, who had announced his resignation on May 12, 2011.

In December 2011, further staff reductions were undertaken to reduce the size of the leadership team, with the departure of two VP’s – VP Sales & Marketing and VP Human Resources.

In early 2012, Carmanah focused on undertaking organizational changes to better align, focus and strengthen sales capability on key markets in the business. These changes include the appointment of leadership roles for each key market as well as the appointment of several new sales and sales support roles. In addition, to further streamline the leadership structure, the two remaining VPs – VP Outdoor Lighting and VP Solar power Systems – departed on December 31, 2012. The Company’s employee size as of December 31, 2012 was 68, compared to 65 in 2011.

On January 4, 2013, Carmanah acquired the business of Spot Devices, Inc., (“Spot Devices”) a Nevada, USA-based manufacturer of traffic, pedestrian and school zone safety systems. See “Description of Business – Markets Served – Signals Segment”.

On March 13, 2013, Carmanah appointed Daniel Nocente to the Board of Directors.

Significant Acquisitions

The Company did not complete any “significant acquisitions” (as the term is defined in Part 8 of National Instrument 51-102 Continuous Disclosure Obligations) during the financial year ended December 31, 2012.

Description of the Business

The Company designs, develops and distributes renewable and energy-efficient technologies. The business is divided into two operating segments, the “Lighting” division and the “Solar Power Systems” division. The Lighting division includes two product segments: (1) solar-powered beacons for marine, aviation, traffic and defense applications (referred to as the “Signals” or “Signalling” market sector), and (2) solar-powered outdoor area lighting (referred to as the “Outdoor Lighting” market sector). The Solar Power Systems division includes grid-tie solar power systems for industrial applications (referred to as Solar EPC Services sector) and mobile power systems (referred to as the Go Power! sector).

Markets Served

Lighting Division

The Lighting division sells renewable and energy efficient lighting solutions. All of the products in this group essentially combine various components of solar panels, solar charge controllers, batteries, LED drivers, etc., into an end lighting solution for applications where grid electricity is unavailable (e.g. due to location) or unattractive (due to cost or reliability issues). At the heart of these products is an Energy Management System (“EMS”), a proprietary technology that manages the collection, storage and release of energy into lighting through patented Firmware.

The underlying technology utilized by the Company’s products is continuously improving, allowing the business to enter new markets and to become more competitive with alternative, On-grid solutions. To take advantage of these technology improvements, the Company maintains a strong research and development team to help deliver new and innovative products.

All of the products within the Lighting group are manufactured goods, currently outsourced to Flextronics Industrial Inc (“Flextronics”), a worldwide electronics manufacturing company. The Company is presently utilizing one of their facilities in Texas in the United States of America to manufacture all its Lighting products. In early 2013, Flextronics announced a restructuring initiative which will result in the closure of the facility the Company utilizes in Texas. As a result, production will shift to another Flextronics facility in California during 2013.

Signals Segment

Carmanah’s signals segment encompasses solar powered signals for the marine, aviation and traffic marketplace and forms the historic foundation of the Company. In 2012, this segment generated $11.5 million / 44% of the Company’s total revenues, compared to $15.8 million / 44% in 2011.

Carmanah’s initial inroads in the marine segment resulted in a retrofit market of specified navigational aids converting to self-contained solar LED products. These products are characterized as floating aids to navigation (typically mounted on a buoy) with less than 4 nautical mile range of visibility and are typically purchased and managed by local coast guards or port authorities. Following the success of marine applications, the Company’s product portfolio was adapted to aviation and industrial use and was adopted by the U.S. Department of Defense for tactical off-shore aviation airfield deployments. The Company has achieved annual growth of this segment through early military market penetration and previous remote U.S. Department of Defense airfield funding. Competition is limited to several key providers with customer adoption of this new technology as a key market constraint.

Incorporating Carmanah's proprietary EMS into traffic products created a new market segment for solar LED beacons and flashers, allowing for displacement of equivalent On-grid current devices with a more cost efficient Off-grid solution. These traffic systems are primarily utilized by the Canadian and U.S. Departments of Transportation and municipalities for increased public roadway and pedestrian safety. Carmanah remains a dominate player in this market, with competition highly fragmented between many small companies.

The marine, aviation and traffic markets all represent meaningful industrial applications. The Company’s growth has been through either the creation of a retrofit market within the industry or through rapid initial market share capture based on our proprietary new technology. The Company also participates in the Obstruction market. Application of our products in this segment is still early stage. An example of a product application in this market is tower lighting, such as cell towers.

To facilitate market share capture and to leverage joint sales channels presence, Carmanah has pursued a strategy of establishing strategic relationships. In late 2009, the Company formed a relationship with the global airfield lighting technology provider ADB Airfield Solutions, LLC (“ADB”). The relationship provides ADB with a line of ADB-branded self-contained Off-grid LED airfield lighting products and provides the Company with a global route to markets targeting the commercial aviation sector for increased market penetration. In early 2010, Carmanah entered into a co-marketing agreement with Sabik Oy (“Sabik”). Sabik is a Finnish company that is a leading provider of marine signaling products with a range of more than four nautical miles – a product line that is complementary to the Company’s solar lighting marine product portfolio which consists of signaling products with a range of four nautical miles or less. The combined product portfolio and global distribution channels of Carmanah and Sabik leverages the strengths of both companies. All products under this relationship are branded under the “Carmanah/Sabik” (“Carmanah/Sabik”) brand. Management believes that the relationships with ADB and Sabik enhance the Company’s ability to gain market share in their respective markets. No such partnership currently exists within the traffic segment.

In the marine signals market, the Company has also created a series of regional master distributors (the “MDs”). These MDs stock Carmanah/Sabik marine product inventories to increase customer support and service and decrease delivery lead time.

On January 4, 2013, Carmanah acquired the business of Spot Devices, a Nevada, USA-based manufacturer of traffic, pedestrian and school zone safety systems. Included in the transaction is a license agreement for the exclusive use of SIMA developed by Cirrus Systems, LLC, a related company to Spot Devices for traffic applications. Terms of the transaction include the issuance of 2.2 million Carmanah shares to Spot Devices at a value of $0.45 CAD per share (approximately CAD$0.6 million million) plus conditional cash payments pursuant to a two-year cash earn-out where Spot Devices is paid 12.5% of any revenues in excess of agreed amounts. Upon closing of the transaction, Spot Devices own approximately 4% of the outstanding shares of the Company.

The table below provides a summary of the usual applications for which the Company’s Lighting division products are used, the type of customer sold to, and current competitors within each market segment.

Market	Product Uses	Typical Customers	Competitors
Segment
Aviation	• Taxiway and runway lighting	• Department of Defense (U.S.)	• Avlite Systems Pty. Ltd.
	• Threshold and caution lighting	• Military organizations	• Metalite
	• Helipad lighting	• Regional airports
	• Emergency airfield lighting	• Civilian Regional Airports
	• Airfield safety and wayfinding	• Military Airfields
Obstruction	• Obstruction lighting of tower	• Rail companies	• Orga BV
	• Lighting of bridges	• Telecom tower operators	• Dialight Plc
	• Railway lights	• Mining companies
• Mining lights
Marine	• Aids-to-navigation lights	• Coast guards	• Sealite Pty. Ltd.
	• Marina and dock lighting	• Marine port authorities	• Vega
	• Port lighting	• Marine operators	• Tideland
	• Oil and off-shore platform marking	• Private and public inland waterway	• Automatic Power
	• Barge lighting	and harbour authorities	• Zeni Light
	• Bridge nav lighting	• Private dock operators
• Offshore oil and gas companies
• Barge companies
Traffic	• Pedestrian crosswalk signals	• Departments of Transportation	• JS Foster Corporation
	• School zone flashers	(global)	• TAPCO (Traffic &
	• 24-hr roadway beacons	• Governmental agencies	Parking Control Co.
	• Retro-fit Programmable Time Clocksing	• Private and commercial industrial	Inc.)
	• Radar feedback signs	companies	• ELTEC (Electrotechics
Corporation)

Outdoor Lighting Segment

Through Carmanah’s knowledge and expertise in solar self-contained LED signalling products the Company recognized several years ago that with the significant advancements being made into the performance of white LEDs the Company could begin to penetrate the outdoor lighting market sectors with cost effective solar Off-grid solutions. As incremental gains have been realized in white LED performance, the outdoor lighting market sectors that the Company has been targeting have broadened; starting from low output path and pedestrian applications through parking/area and side street lighting, to more recently full roadway and highway applications.

During 2009 and 2010, Carmanah developed a portfolio of outdoor solar lighting products to address the early penetrable market sectors, branded as the EverGEN™ series. The products incorporate leading LED lighting technology within the luminaire, and high-efficiency LED drivers, charge controllers, as well as Carmanah’s patented energy management algorithms in an integrated solar engine that powers the luminaire. Collectively, Carmanah refers to the consolidation of the components and functions related to energy storage release and energy management as its EMS, which is at the core of every EverGENTM outdoor solar light, and provides the necessary monitoring of energy collection against energy release to the luminaire and more advanced functionality such as communication between solar lights for adaptive lighting profiles. As the solar lighting portfolio presented a new technological solution to lighting, the Company enlisted the services of Frog Design Inc., a leading industrial designer, to assist in the product design of an integrated solar outdoor lighting form factor that took into consideration, during the design phase, how the various technologies should be presented to the user to help promote the adoption of this new technology into the industry.

To establish an outdoor solar lighting market presence and to penetrate initial targeted market sectors, Carmanah’s early focus was the North American lighting market. During 2009, the Company also entered into a three-year agreement with Ruud Lighting, Inc. (recently acquired by Cree, Inc.) (“Ruud”) to leverage its recognized BetaLED brand of LED fixtures for increased market exposure and awareness, and to gain access to Ruud’s established lighting agent network in order to accelerate the creation of a Carmanah solar lighting agent network throughout North America for sales. This agreement was discontinued in late 2011. We believe this shift away from an exclusive relationship on fixtures allows our customers greater choice in designing specific products for their application. Carmanah currently offers multiple manufacturers’ luminaire choices within our outdoor lighting products.

Leveraging the learning experiences from North American lighting sales, in 2010 Carmanah decided to expand into regional emerging markets, notably Mexico and select Latin American countries, to capitalize on opportunities arising from strong economic growth and limited grid infrastructure in these regions. The Company used its base technology from the EverGENTM series to create a lower cost portfolio of solar lighting branded as the EG series and focused on the roadway/highway market sector applicable to these growth markets with investment into infrastructure. Recognizing that outside of North America a lighting agent network is not necessarily the primary route to market, in early 2010 the Company announced a partnership agreement with Semex S.A. (“Semex”) in Mexico, a regionally dominant provider in the traffic industry that provides synergistic opportunities to offer lighting solutions to roadway concession owners in Mexico.

To further accelerate the growth of the Company’s stake in Off-grid lighting in emerging markets, in 2011 and 2012, the Company broadened its EG portfolio to address market segments from low powered path and area to leading output performance for multi-lane highways with the affordable EG series platform retaining the reliability and performance for which Carmanah branded products are known. With this expanded portfolio, Carmanah is now targeting, in addition to Mexico and Latin America, Africa, South East Asia and the Middle East. Similar to Mexico, expansion to these new regions is expected to be through local partnerships, where the route to market models are tailored specifically to the regions’ sales process, and leverage the local partner’s strength and knowledge of the customers and market.

The creation of the EverGEN™ and EG series of solar LED based outdoor lighting products, together with Carmanah’s ability to leverage its brand strength and establish relationships with new distribution agents and develop existing distribution channels has enabled the Company to enjoy market penetration and early adoption of its products. Unlike the more mature Signalling markets, the Company believes that it is just entering into the pioneering stage of this market and expects growth rates to increase significantly over the next decade.

Going forward, Carmanah will continue to broaden the market offering with a full line of outdoor lighting products. This will be complemented with select, OEM relationships utilizing Carmanah solar engines in driving their own lighting solutions. In 2012, the Outdoor Lighting segment contributed $3.7 million / 14% of the Company’s total revenues, compared to $5.2 million / 15% in 2011. The table below provides a summary of the usual applications for which these products are used, the type of customer sold to, and our current competitors.

Product Uses	Typical Customers	Competitors
• Outdoor general illumination for pathways, parking lots,	• Government facilities (local, federal)	• SOL Inc.
and pedestrian areas	• Government Ministries/Agencies (e.g. for	• Solar Electric Power
• Highway and street lighting	Transportation, Lighting, Housing)	Company (SEPCO)
• Perimeter lighting	• Defense departments	• Solar One
• Private utilities providers (power and lighting)
• Highway concession owners (roadway)
• Airports (perimeter, parking)
• Private industry (large commercial, nationals,
multi-nationals)
• University, Technology centres
• Parks and recreation bodies

Solar Power Systems Division

The Solar Power Systems division encompasses the Company’s Solar EPC Services and Go Power! market segments.

Solar EPC Services Segment

Carmanah’s Solar EPC Services segment (formerly referred to as Grid Tie), is operated through an Ontario, Canada based subsidiary, Carmanah Solar Power, and is largely focused on the provision of turn-key design build services development of grid-connected photovoltaic power solutions. Carmanah is a market leader in the provision of these services for the commercial rooftop sector within the Province of Ontario. The Company currently focuses on systems ranging from 50 to 500 kilowatts, with completed projects as well as those under construction represent a meaningful amount of these deployments to date in the Province of Ontario. The energy from completed generating facilities is delivered to the local electrical utility and the owner of the generating facility is financially compensated under the Ontario Power Authority’s (“OPA”) FIT program. Over the last decade, the Company has installed utility connected systems with aggregate capacity of more than five megawatts across more than seventy installations, amassing the broadest range of installation type and complexity of any EPC provider in Canada.

Under the OPA FIT Program, established in October 2009, owners of electrical service connections, including residents, businesses and government bodies are permitted to sell energy from approved renewable sources back to the electrical distribution system at a rate which will generate a reasonable return on their investment. The tariff rate for photovoltaic projects is tiered across different tranches based on connected capacity. The OPA’s review of the FIT Program which began in October of 2011 was completed in the first half of 2012 after extensive consultation with various industry stakeholders. The Ontario government has directed the OPA to continue the program with some amendments, such as prioritizing applications through a modified points system, a revised tariff structure, and policies to protect agricultural lands, etc. The tariff rates under FIT 2.0 currently range from $0.487/kWh to $0.549/kWh for commercial rooftop projects. Overall, the Company is pleased with the positive outcome from this review, which should bring stability to the industry and will help to generate further projects and opportunities for Carmanah. The OPA opened the commercial roof-top application window in the fourth quarter of 2012 with a plan to release the next round of contracts in the second quarter of 2013.

In 2012, the Grid-tie segment generated $4.7 million / 18% of the Company’s total revenues, compared to $9.7 million / 27% in 2011.

Go Power! Segment

Within the Go Power! (previously referred to as Mobile) segment, the Company offers various power solutions for the RV, utility and fleet vehicles, and marine markets. Products sold in the segment include everything from complete solar kits, to the sale of individual inverters, solar panels, chargers, batteries, mounts, switches, etc.

The Go Power! segment is a distribution business that is marketed under the ‘Go Power!’ brand. Sales are made through a well-established distribution channel that includes a series of dealers, distributors and agents throughout the US and Canadian markets, as well as through Amazon.com, a large online retailer. Operationally, to support this segment the Company utilizes several 3rd party manufacturers to produce product, branded under the ‘Go Power!’ name, and utilizes third party logistics warehouses to stock and distribute associated inventory. The Company has no direct investment in any supply chain infrastructure.

In 2012, the Go Power! segment generated $6.5 million / 25% of the Company’s total revenues, compared to $5.1 million / 14% in 2011.

Distribution Strategy and Route to Markets

Carmanah utilizes a mixture of a direct sales force, strategic relationships and distribution agency arrangements to access its target markets. The Company’s direct sales force of ten employees is primarily based in Victoria, British Columbia, Canada and is organized on target market and geographic lines. Strategic relationships for distribution purposes are pursued to obtain access to well established channels to market, particularly in niche markets and emerging countries. The Company’s current strategic relationships include but are not limited to ADB (signalling for aviation), Sabik (signalling for marine) and Semex (lighting and traffic in Mexico). In early 2013, the Company signed a supply agreement with Acuity Brands, Inc (“Acuity”), a leading provider of LED lighting and lighting controls which the Company believes will help grow its Outdoor Lighting market sales.

Carmanah’s outdoor lighting products are sold under the Carmanah “EverGEN” and “EG” brands. In the marine signals market, the Company’s products are presented under a Carmanah/SABIK brand and in the aviation signals market, the products are occasionally privately labelled specifically for ADB.

Research and Development and Intellectual Property

Carmanah’s products cross multiple technologies, specifically energy storage (battery), PhotoVoltaic power (solar) and Light Emitting Diodes (LED). As a result, the Company is not engaged in early phase research into any of these specific technologies. Focus has been placed on the integration of these technologies and the Company focuses on inventive, rapid product development and being effective at partnering to leverage core capabilities to technologies. Carmanah maintains an engineering and development group in Burnaby, British Columbia, Canada as well as research and development resources within its Victoria, British Columbia, Canada headquarters.

The Company’s current strategy is to strengthen its customer relationships and related market assessment capability to focus new product development efforts on core markets. Technology and channel partnerships will be established to strengthen execution in this strategy with emphasis on rapid new product development. Product development will include both leveraging small adaptations of the Company’s current established product portfolio as well as complete new product offerings to target large specific customers and opportunities.

Carmanah considers its patent portfolio to be a key value contributor to its business and, as a consequence, devotes resources each year to maintaining and augmenting its patent portfolio. The Company’s patent strategy is to pursue the broadest possible patent protection on our proprietary products and technology in selected jurisdictions. In addition to patents, the Company also relies upon trade secrets, know-how and continuing technological innovations to develop its competitive position.

Employees

As of December 31, 2012, the Company employed 68 employees. All employees are based in the Victoria, British Columbia, Canada location with the exception of 2 United States sales reps, 6 employees in Toronto, Ontario, Canada supporting our Solar EPC Services business and 7 employees in Product Development based in Burnaby, British Columbia, Canada. The Company believes that its relations with employees are strong.

Risk Factors

Investing in the Company’s common shares involves a high degree of risk. You should consider carefully the following risks in addition to the other information included in this Annual Information Form, including the Company’s historical consolidated financial statements and related notes, before you decide to purchase the Company’s common shares. If any of the following risks actually occur, the Company’s business, financial condition and results of operations could materially suffer. As a result, the trading price of the Company’s common shares could decline and the value of the shares held by investors could be adversely impacted. The risks set out below are not the only risks faced by the Company. Please refer to information set out in the Company’s consolidated financial statements and management’s discussion and analysis for the year ended December 31, 2012.

Competitive Environment

The Off-grid LED lighting industry is highly competitive. The Company’s competition includes companies who manufacture, sell and install Off-grid lighting devices. The Company competes on the basis of product performance, product features, price, quality and post-installation product support. The Company’s ability to compete successfully depends on factors within and beyond its control, including successful and timely development of new products, product performance and quality, product availability, intellectual property protection obtained by the Company and its competitors, customer service, pricing, industry trends and general economic trends. In particular, management of the Company anticipates that certain of its competitors may transition to Off-grid lighting in the future. If and when this transition occurs, the greater name recognition and financial resources of these competitors may make it difficult for the Company to compete and may adversely impact the Company’s business and results of operations.

To be successful, the Company will need to keep pace with rapid changes in lighting technology, changing customer requirements, new product introductions by competitors and evolving industry standards, any of which could render the Company’s existing products obsolete if it fails to respond in a timely manner. Development of new products incorporating advanced technology is a complex process subject to numerous uncertainties. The Company has in the past experienced, and could in the future experience, delays in introduction of new products. If effective new sources of light are discovered, the Company’s current products and technologies could become less competitive or obsolete. If others develop superior innovative proprietary lighting technology, or if the Company fails to accurately anticipate technology and market trends, respond on a timely basis with its own development of new products and enhancements to existing products, and achieve broad market acceptance of these products and enhancements, the Company’s competitive position may be harmed and it may not achieve sufficient growth in revenue to attain, or sustain, profitability.

Competition with Other Energy Sources

Off-grid LED lighting products compete with products powered by conventional energy and other sources of renewable energy. There is a risk that similar products with alternative power sources will enjoy greater policy support or provide a more cost-effective alternative to conventional lighting than the Company’s products, which would have an adverse impact on the Company’s business and results of operations.

Technological Changes

The Company’s products rely on the Company keeping pace with technological changes. Failure to keep pace with state-of-the-art technologies and methodologies may have a materially adverse effect on the Company. Evolving industry standards and/or customer needs may have an effect on demand for the Company’s products. The Company’s products may be rendered obsolete or less marketable due to technological advances made by competitors. In order to maintain its current market share, the Company may have to make substantial investments into product innovation and development.

Anticipated Adoption Rates for Off-Grid LED Lighting

While the Company has invested heavily in the development of Off-grid LED lighting products, Off-grid LED lighting is still in its early stages. If the rate of Off-grid LED lighting adoption is slower than the anticipated commercial trends and the Company is unable to meet the forecasted sales volumes, the Company may not generate sufficient revenues to sustain profitability. In addition, demand for Off-grid LED lighting products in the Company’s targeted markets may not develop or may develop to a lesser extent than anticipated.

Ability to Manage Expansion Effectively

The Company expects to expand its business in the future to meet the anticipated growth in demand for Off-grid LED lighting products. If the Company is unable to manage its growth effectively, it may not be able to take advantage of market opportunities, execute its business strategy or respond to competitive pressures. To manage the potential growth of its operations, the Company may be required to improve its operational systems and procedures and expand its relationships with suppliers, manufacturers, distributors and customers. There can be no assurance that the current and planned operations, personnel, systems and internal procedures will be adequate to support future growth.

Foreign Exchange

Although the Company changed its functional currency from Canadian dollars to US dollars in 2009, it is still exposed to fluctuations in the exchange rates between the US and Canadian dollar as a portion of the Company’s sales are denominated in currencies other than US dollars. Carmanah’s exposure to Canadian dollar/US dollar fluctuations are reduced as the Company purchases a portion of inventory and other cost of sales items in Canadian dollars. If the US dollar rises relative to the Canadian dollar, the Company’s operating results may be negatively impacted.

Additionally, Carmanah enters into foreign exchange contracts to manage foreign exchange risk as required. The Company does not use contracts or any other financial instruments, for speculative purposes. As at December 31, 2012, Carmanah had no forward exchange contracts outstanding.

Reliance on Third Party Manufacturers

The Company relies on third party manufacturers and suppliers to provide certain products used in the Company’s components. While the Company maintains good relationships with suppliers, increased product demand can lead to increased demand on these providers, which they may not be able to meet. The failure of a supplier to meet product demands and/or specifications could result in significant production delays, which could harm the Company’s operations. Should a manufacturer or supplier suffer financial difficulties or any other disruption in manufacturing capacity, the Company may not be able to secure adequate substitute manufacturing sources for its products in a timely manner. While the Company believes it has sufficient access to manufacturing capacity to meet current and expected future requirements, it is possible that future capacity needs will not be available to the Company. Additionally, as the Company relies on third party manufacturers, the Company is subject to risks associated with limited control over delivery schedules, reductions in capacity, the possibility of defects, the possibility of increased products costs and variable product quality.

Reliance on Outside Agents and Distributors

The Company utilizes a mixture of a direct sales force, strategic relationships and distribution agency arrangements to access its target markets. As a consequence, the Company relies to a significant extent upon its ability to develop strategic alliances with distributors, particularly in niche markets and in developing and emerging economies. Furthermore, market penetration of the Company’s products heavily depends on the success levels of its distributors and sales agents. There can be no assurances that the Company will successfully develop and maintain such alliances or that the sales efforts of the Company’s distributors and sales agents will be successful.

Reliance on Key Employees

The Company’s success depends on its continued ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, manufacturing, administrative and sales and marketing personnel. To a significant extent, the Company’s success will depend on its senior management team. Competition for these individuals is intense and the Company may not be able to successfully recruit, assimilate or retain sufficiently qualified personnel. In particular, the Company may encounter difficulties in recruiting and retaining a sufficient number of qualified technical personnel, which could harm the Company’s ability to develop new products and adversely impact its relationships with existing and future customers. The inability to attract and retain necessary technical, managerial, manufacturing, administrative and sales and marketing personnel could harm the Company’s ability to obtain new customers and develop new products and could adversely affect the Company’s business and operating results.

Intellectual Property Risks

The Company considers its technology and processes proprietary. If the Company is not able to adequately protect or enforce the proprietary aspects of its technology, competitors may utilize the Company’s proprietary technology and the Company’s operations could be harmed. The Company currently attempts to protect its technology through a combination of patent, copyright, trademark and trade secret laws, employee and third party nondisclosure agreements and similar means. Despite the Company’s efforts, other parties may attempt to disclose, obtain or use its technologies. Competitors may also be able to independently develop products that are substantially equivalent or superior to the Company’s products or design around its patents. In addition, the laws of some foreign countries do not protect proprietary rights as fully as do the laws of Canada. As a result, the Company may not be able to protect its proprietary rights adequately in Canada or abroad.

Because the Company’s patent position involves complex legal, scientific, and factual questions, the issuance, scope, validity and enforceability of its patents cannot be predicted with certainty. The Company’s issued patents may be invalidated or their enforceability challenged, they may be designed around, and they may not provide the Company with competitive advantages against others with similar products and technology. Furthermore, others may independently develop similar products or technology or duplicate or design around any technologies that the Company has developed.

The Company may receive notices that claim it has infringed upon the intellectual property of others. Even if these claims are not valid, they could subject the Company to significant costs. Litigation may be necessary in the future to enforce the Company’s intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could subject the Company to significant liabilities to third parties, require the Company to license disputed rights from others or require the Company to cease marketing or using certain products or technologies. The Company may not be able to obtain any licenses on acceptable terms, if at all. The Company also may have to indemnify certain customers if it is determined that it has infringed upon or misappropriated another party’s intellectual property. Any of these results could adversely affect the Company’s business, financial condition and results of operations. In addition, the cost of addressing any intellectual property litigation claim, both in legal fees and expenses, and the diversion of management resources, regardless of whether the claim is valid, could be significant and could materially harm the Company’s business, financial condition and results of operations.

Environmental and Regulatory Compliance

The Company is subject to a variety of environmental laws, rules and regulations, with which the Company believes it is complying. In certain cases, the cost of compliance with regulations can be substantial. Failure to comply with present or future regulations could result in legal claims, fines, operation suspensions or cessation of operations. Compliance often requires incurring costs and capital expenditures. The Company faces few, if any, of these issues directly as it relies on third party manufacturers.

Government Contracts and Subsidies

A significant portion of Carmanah’s revenues are derived from government and military agencies. Consequently, any disruption in government funding or in the relationship with those agencies could adversely affect the Company’s business.

Additionally, there are many government subsidies and economic incentives for solar energy related businesses, including the FIT Program established by the Government of Ontario. There is no guarantee that these incentives and subsidies will remain in place or that other countries, states, provinces or municipalities will adopt similar programs. The elimination of such subsidies and incentives, or the failure of additional countries, states, provinces or municipalities to adopt similar programs, may have an adverse impact on the solar market, and may result in rapid changes in demand and pricing. Such changes may have an adverse impact on the Company’s business and financial condition.

Product Quality and Reliability and Warranty Liability Risk

Problems with product quality and/or performance, including defects in products could damage the Company’s reputation, or result in a decrease in customers and revenue, unexpected expenses and loss of market share. Carmanah cannot test for all defects, and occasionally defects may be detected after products have been shipped or installed. These defects could cause us to incur significant costs, including product replacement, and may adversely affect our customer relations and business reputation. Additionally, because the Company sources many of its components from third party manufacturers, our ability to control product quality is limited.

The Company’s grid tie business strategy is to focus on securing EPC contracts. By their nature, these contracts include construction industry agreement terms including, amongst others, liquidated damages and indemnification obligations. Carmanah tries to use its commercial best efforts to minimize their liability on such exposure. If negative factors occur that are beyond their control or if disputes arise and are not settled favorably, the Company may have an adverse impact on its business, financial condition and results of operations.

Downturn in Economic and Market Conditions

The lighting industry is susceptible to downturns in connection with declines in general economic conditions. The past several years have continued to be challenging for the solar lighting industry, as demand for solar lighting products and components was adversely impacted by the global financial crisis and corresponding decreases in or postponement of infrastructure spending budgets.

Carmanah may continue to be adversely impacted by downturns in general economic and market conditions, both nationally and internationally. Economic downturns generally, or in the Company’s markets specifically, would have a material adverse effect on the Company’s, cash flows, financial condition and results of operations. The Company’s future results of operations may experience substantial fluctuations from period to period as a consequence of these factors, and such conditions and other factors affecting capital spending may affect the timing of orders. As the Company sells to governments who continue to suffer from deficit spending and may need to cut spending further, the Company may experience a softening demand for its products.

Continued economic downturn coupled with a decline in Carmanah’s revenue could adversely affect the Company’s ability to meet capital requirements, support working capital requirements and growth objectives, or otherwise adversely affect the Company’s business, financial condition and results of operations.

Liquidity and Capital Requirements

Carmanah faces significant challenges in order to achieve profitability. There can be no assurance that the Company will be able to maintain adequate liquidity or achieve long-term viability. The Company’s ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations or raise capital, as needed, through public or private debt or equity financing, or other sources of financing to fund operations. Carmanah is currently restricted from borrowing funds under its credit facility with RBC, as it does not currently satisfy all earnings thresholds contained in the credit facility. See “Material Contracts” for more details.

The disruption of the capital markets and the continued decline in economic conditions, amongst other factors, could negatively impact the Company’s ability to achieve profitability or raise additional capital when needed. In order to optimize the growth of the business, the Company may need to seek to raise additional debt or equity financing. There can be no assurance that the Company will be able to identify a source of such financing, or that such financing will be available on terms acceptable to it, if at all. Moreover, should the opportunity to raise additional capital arise, any additional debt or equity financing could result in significant dilution of the existing holders of the Company’s common shares.

Litigation Risk

The Company may in the future become involved in disputes, litigation or arbitration proceedings. The results of these proceedings cannot be predicted with certainty. If the Company is unable to resolve these disputes favourably, it may have an adverse impact on the Company’s business, financial condition and results of operations.

Acquisitions or other Business Transactions

Carmanah may, when and if the opportunity arises, acquire other products, technologies or businesses involved in activities, or having product lines, that are complementary to the Company’s business. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management’s attention from other business concerns, risks associated with entering new markets or conducting operations in industry segments in which the Company has no or limited experience and the potential loss of key employees of the acquired company. Moreover, there can be no assurances that any anticipated benefits of an acquisition will be realized. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the use of cash, the incurrence of debt and contingent liabilities, and write-off of acquired research and development costs, all of which could materially adversely affect the Company’s financial condition, results of operations and cash flows.

Potential Reorganization of Operations or Product Offerings

Carmanah routinely reviews its operations for additional efficiency opportunities or to reduce costs. That analysis may lead to the determination to close, eliminate, rationalize or reduce operations and divisions and/or alter the sales, manufacturing or distribution structure. Should the Company decide to pursue any such changes, it may incur additional charges and losses in connection with such changes in the future, and such charges and losses may be material. In addition, the Company could experience difficulties, disruptions or delays in the implementation of any such changes and there can be no assurance that it will be able to implement these programs successfully or on a timely basis.

No Dividends

Carmanah does not currently intend to pay any cash dividends on its common shares in the foreseeable future and, as a consequence, shareholders may not be able to receive a return on their shares unless they sell them. The Company’s current policy is to retain earnings to fund the development and growth of its businesses. While the Company’s dividend policy will be reviewed from time to time by the Board of Directors in the context of the Company’s earnings, financial condition and other relevant factors, the Company does not anticipate paying cash dividends.

Geopolitical and other Global or Local Events

The Company currently distributes its products in a number of markets. Accordingly, geopolitical and other global or local events may have a significant effect on the Company’s operations. Various events, including natural disasters, extreme weather conditions, labour disputes, civil unrest, war, political instability, terrorism, and contagious illness outbreaks, or the perceived threat of these events, may cause a disruption of our normal operations and may disrupt the domestic and international travel of Carmanah’s distributors and sales agents.

Dividends

The Company has not paid any dividends or distributions since its incorporation. In the short term, the Company intends to retain future earnings to fund the development and growth of its businesses. Any future determination to pay dividends or distributions will be at the discretion of the Board of Directors and will depend upon the results of operations, financial condition, current and anticipated cash needs, contractual restrictions, restrictions imposed by applicable law and other factors that the Board of Directors deems relevant. While the Company’s dividend policy will be reviewed from time to time by the Board of Directors, the Company does not anticipate paying cash dividends.

Description of Capital Structure

The share capital of Carmanah consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value. As of the date hereof, there were 50,134,071 common shares issued and outstanding. The Company does not have any preferred shares issued and outstanding as of the date hereof.

The holders of the Company’s common shares are entitled to one vote for each common share held on all matters to be voted on by shareholders. Holders of commons shares are entitled to receive such dividends as may be declared by the directors of the Company out of funds legally available for that purpose. Each common share is equal to every other common share and all common shares participate equally on liquidation or distribution of assets. There are no pre-emptive, redemption, purchase or conversion rights attached to the Company’s common shares.

The Company’s preferred shares are entitled to priority over the Company’s common shares with respect to the payment of dividends and the distribution of the property and assets of the Company upon a liquidation, dissolution or winding up of the Company.

Market for Common Shares

Carmanah’s common shares are listed for trading on the Toronto Stock Exchange under the trading symbol “CMH”. The following table sets forth the high, low and closing market prices and the average daily trading volume of common shares traded on the Toronto Stock Exchange during 2012:

Date	High	Low	Close	Avg. Volume
January	$ 0.53	$ 0.44	$ 0.48	20,700
February	$ 0.51	$ 0.42	$ 0.48	32,200
March	$ 0.52	$ 0.45	$ 0.46	53,700
April	$ 0.49	$ 0.42	$ 0.49	61,700
May	$ 0.52	$ 0.37	$ 0.48	101,000
June	$ 0.48	$ 0.37	$ 0.47	21,300
July	$ 0.47	$ 0.38	$ 0.41	18,200
August	$ 0.54	$ 0.46	$ 0.50	38,600
September	$ 0.41	$ 0.30	$ 0.35	27,000
October	$ 0.35	$ 0.28	$ 0.29	23,600
November	$ 0.33	$ 0.27	$ 0.33	29.400
December	$ 0.34	$ 0.22	$ 0.27	70,100

* All prices are expressed in Canadian dollars.

Directors and Officers

The following table sets out, for each of the Company’s directors and executive officers, the person’s name, municipality of residence, position or positions with the Company, principal occupation and, if a director, the month and year in which the person became a director. The directors hold office until the close of the Company’s next annual shareholders’ meeting or until the director’s earlier death, resignation or removal. Each officer serves at the discretion of the Board of Directors and holds office until his or her successor is appointed or until such officer’s earlier death, resignation or removal. The Board of Directors has an Audit Committee, a Compensation Committee and a Governance Committee.

As of the date hereof, the current directors and executive officers of the Company beneficially own, or exercise control or direction over, directly or indirectly, an aggregate of 1,523,836 common shares of the Company representing 3% of the issued and outstanding common shares.

Name and Municipality of Residence	Position with Carmanah	Principal Occupation for Five Previous Years	Director Since
Robert Cruickshank(1)(2) Vancouver, BC, Canada	Chairman of the Board	Retired (2007 - Present)	May 16, 2008
Bruce Cousins( Victoria, BC, Canada	President, Chief Executive Officer and Director	Chief Executive Officer of the Company (2011 - Present)

Vice President Finance & Chief Financial Officer, Ballard Power Systems (2009 - 2010)

Vice President Finance & Chief Financial Officer, Xantrex Technology, Inc. (2008)

Executive Vice President & Chief Financial Officer, Aspreva Pharmaceutical, Inc (2004 - 2008).

October 11, 2011
Daniel Nocente Vancouver, BC, Canada	Director	Vice Chairman of Corporate and Investment Banking, National Bank Financial Bank Inc. (2003 - 2012)	March 13, 2013
Bob Wiens(1)(2) Vancouver, BC, Canada	Director	Corporate Director (2005 - Present)	December 17, 2009
Peter Berrang(1)(20 Victoria, BC, Canada	Director	President and Director of Epic Ventures Inc. (1990 - Present) Director of Prism Properties Inc. (2001 - Present)	May 21, 2010
Roland Sartorius Vancouver, BC, Canada	Chief Financial Officer & Corporate Secretary	Chief Financial Officer of the Company (2007 - Present)	n/a

Notes:
(1)	Member of Audit Committee
(2)	Member of Compensation Committee

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Corporate Cease Trade Orders

To the knowledge of the Company, other than as disclosed herein, no director or executive officer of the Company is, at the date hereof, or was within the ten years before the date hereof, a director, chief executive officer or chief financial officer of any company, that: (i) was subject to a cease trade order or similar order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or (ii) was subject to a cease trade or similar order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

Bankruptcies

To the knowledge of the Company, no director, executive officer or shareholder holding a sufficient number of shares of the Company to affect materially the control of the Company: (i) is, at the date hereof, or has been within the ten years before the date hereof, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (ii) has, within the ten years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold such persons assets.

Penalties or Sanctions

To the knowledge of the Company, no director, executive officer or shareholder holding a sufficient number of shares of the Company to affect materially the control of the Company has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities authority, or any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

The Company is not aware of any existing or potential material conflicts of interest between the Company or a subsidiary of the Company and a director or officer of the Company or any of its subsidiaries.

Legal Proceedings and Regulatory Actions

The Company is not aware of any legal proceedings to which the Company is or was a party to, or that any of the Company’s property is or was the subject of, during our financial year ended December 31, 2012, that involve a claim for damages in excess of 10% of the Company’s current assets. Nor is the Company aware of any such legal proceedings being contemplated.

In addition, the Company is not aware of any penalties or sanctions imposed against the Company by a court relating to securities legislation or by a securities regulatory authority during the Company’s financial year ended December 31, 2012 or any other penalties or sanctions imposed by a court or regulatory body against the Company that would likely be considered important to a reasonable investor in making an investment decision, and the Company has not entered into any settlement agreements before a court relating to securities legislation or with a securities regulatory authority during the Company’s financial year ended December 31, 2012.

Interest of Management and Other sin Material Transactions

Coinciding with his appointment on October 11, 2011, as the new Chief Executive Officer, Bruce Cousins, under a private placement, purchased 250,000 of the Company’s common shares at the October 7, 2011 market price of $0.50 per share. In conjunction with the private placement he was granted 750,000 stock options, (based on a grant of three stock options for every one common share he purchased, to a maximum of 750,000 stock options). The stock options have an exercise price equivalent to the closing of the markets on October 7, 2011 and will vest in equal portions every twelve months over three years from the date of grant.

On August 28, 2012, the Company completed a non-brokered private placement (“Placement”) of 3,981,722 common shares at a price of $0.46 CAD a common share. The Company received $1.81 million in gross proceeds from the issuance and incurred costs of $0.05 million. The majority of the private placement was subscribed by “insiders” of the Company, as defined by the regulations of the TSX exchange. In total, directors of the Company at the time were involved with 1,364,444 of the shares issued, of which 444,444 were associated with the Chief Executive Officer, Bruce Cousins. A further 2,017,278 shares were acquired by MUUS Holding LLC (“MUUS”), a company controlled by Michael Sonnenfeldt. After this private placement, MUUS controlled approximately 19.99% of the outstanding shares of the Company. As of the date of this Annual Information Form, MUUS holds 9,537,778 or approximately 19% of the outstanding shares of the Company.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common shares is Computershare Investor Services Inc. at its principal office in Vancouver, British Columbia, Canada.

Material Contracts

On August, 2012, Carmanah entered into a CDN$5.0 million revolving demand and a CDN$0.5 million term credit facility with Royal Bank of Canada (“RBC”). This new facility replaces a prior credit facility with Bank of Montreal which expired in June 2012. Currently, the Company is prevented from drawing on this credit facility unless there is positive EBITDA. A copy of the RBC credit facility agreement has been filed on SEDAR at www.sedar.com.

Interests of Experts

The annual consolidated financial statements for the year ended December 31, 2012 were audited by Deloitte LLP, Chartered Accountants, of Vancouver, British Columbia, Canada. The auditors, appointed by the shareholders, examined the consolidated financial statements in accordance with International Financial Reporting Standards. Deloitte LLP confirmed that they are independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia.

Audit Committee

Audit Committee Charter

The Audit Committee’s charter is attached as Schedule A to this Annual Information Form.

Composition of Audit Committee

The Audit Committee is composed of Bob Wiens (Chair) (since 2009), Robert Cruickshank (since 2008) and Peter Berrang (since 2010All three members of the Audit Committee are “financially literate” and “independent” within the meaning of National Instrument 52-110 Audit Committees (“NI 52-110”).

Each member of the Audit Committee has education and experience relevant to the performance of his responsibilities as an Audit Committee member.

  Bob Wiens is a Fellow of the B.C. Institute of Chartered Accountants and has a Masters of Business Administration (Finance) degree. Mr. Wiens has over 30 years in financial management experience, 15 of which were with the accounting firm of Arthur Andersen & Co.

  Robert Cruickshank has over 30 years of business experience, many of which were in senior management roles, including seven years as President of two companies in the public markets.
  Peter Berrang has over 30 years of business experience, many of which included President roles and currently sits on 11 company boards.

At no time since the commencement of the Company’s most recently completed financial year has the Company relied on Section 3.8 (Acquisition of Financial Literacy) of NI 52-110.

Reliance on Certain Exemptions

At no time since the commencement of the Company’s most recently completed financial year has the Company relied on the exemptions set forth in NI 52-110 in Sections 2.4 (De Minimis Non-audit Services), 3.2 (Initial Public Offerings), 3.3(2) (Controlled Companies), 3.4 (Events Outside Control of Member), 3.5 (Death, Disability or Resignation of an Audit Committee Member), 3.6 (Temporary Exemption for Limited and Exceptional Circumstances) or an exemption granted under Part 8 (Exemptions) of NI 52-110.

Audit Committee Oversight

At no time since the commencement of the Company’s most recently completed financial year has a recommendation of the Audit Committee to nominate or compensate an external auditor not been adopted by the Board of Directors.

Pre-Approval Policies and Procedures

The Audit Committee has adopted specific policies and procedures for the engagement of non-audit services as described under the heading “Approval of Non-Audit Services” of the Audit Committee Charter.

External Auditor Fees

In the following table, “Audit Fees” are the aggregate fees billed by the Company’s external auditor for services provided in auditing the Company’s annual and quarterly financial statements for the subject year. “Audit-Related Fees” are the aggregate fees not included in audit fees that are billed by the Company’s external auditor for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. “Tax Fees” are the aggregate fees billed by the Company’s external auditor for professional services rendered for tax compliance, tax advice and tax planning. “All Other Fees” are the aggregate fees billed by the Company’s external auditor for products and services not included in the foregoing categories.

The fees paid by the Company to its external auditor in each of the last two financial years, by category, are as follows:

All figures reported in the following table are in Canadian dollars:

Financial Year		Audit-
Ending	Audit Fees*	Related Fees**	Tax Fees	All Other Fees

December 31, 2012	$119,998	$32,100	$27,523	Nil

December 31, 2011	$141,430	$23,320	$20,210	Nil

*	Audit fees include the annual audit fee and fees for review of the quarterly financial statements.
**	Audit related fees incurred in fiscal 2012 pertain to due diligence services leading up to several proposed acquisitions. In fiscal 2011 these fees related to IFRS conversion work.

Additional Information

Additional information relating to Carmanah, including financial statements and Management Discussion and Analysis for the year ended December 31, 2012, can be found on SEDAR at www.sedar.com. Other information about the Company can also be found on the Company’s website at www.carmanah.com.

Additional information relating to the Company’s security holdings, directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans, is contained in Carmanah’s Information Circular for its Annual General Meeting held on May 24, 2012 and can be found on SEDAR at www.sedar.com. Additional financial information is provided in the Company’s consolidated financial statements and management’s discussion and analysis for the financial year ended December 31, 2012.

SCHEDULE A
Audit Committee Charter

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

I.            PURPOSE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of CARMANAH TECHNOLOGIES CORPORATION (the “Company”) shall be to act on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to: (i) the Company’s corporate accounting, financial reporting practices and audits of financial statements; (ii) the Company’s systems of internal accounting and financial controls; (iii) the quality and integrity of the Company’s financial statements and reports; and (iv) the qualifications, independence and performance of any firm or firms of certified public accountants or independent chartered accountants engaged as the Company’s independent outside auditors (the “Auditors”).

II.           COMPOSITION AND MEETINGS

A.           Composition. The Committee shall consist of at least three members of the Board. Each member shall meet the financial literacy requirements of the regulatory agency as may from time to time apply to the Company, including the Toronto Stock Exchange and the rules and regulations of the Canadian provincial and federal securities regulatory authorities, in all cases as may be modified or supplemented (collectively, the “Rules”), subject to any exceptions or exemptions permitted by the Rules. Each member shall meet such other qualifications for membership on an audit committee as are established from time to time by the Rules. The members of the Committee shall be appointed by and serve at the discretion of the Board. Vacancies occurring on the Committee shall be filled by the Board. The Committee’s Chair shall be designated by the Board, or if it does not do so, the Committee members shall elect a Chair by vote of a majority of the full Committee.

B.           Meetings. The Committee will hold at least four (4) regular meetings per year and additional meetings as the Committee deems appropriate. Meetings may be called by the Chairperson of the Committee or the Chairman of the Board.

III.          MINUTES AND REPORTS

Minutes of each meeting will be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chairperson of the Committee will report to the Board from time to time, or whenever so requested by the Board.

IV.           AUTHORITY

The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder.

The Committee shall have authority to retain, and set and pay the compensation for, at the Company’s expense, advice and assistance from internal and external legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Company shall make available to the Committee all funding necessary for the Committee to carry out its duties, including, without limitation, the payment of such expenses. The Committee shall have authority to require that any of the Company’s personnel, counsel, Auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants.

V.           RESPONSIBILITIES

The operation of the Committee will be subject to the provisions of the articles of the Company and the Business Corporations Act (British Columbia), each as in effect from time to time.

The Auditors shall report directly to the Committee. The Committee shall oversee the Company’s financial reporting process on behalf of the Board. The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively.

To implement the Committee’s purpose, the Committee shall, to the extent the Committee deems necessary or appropriate, be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:

1. Evaluation and Recommendation to the Board. To evaluate the performance of the Auditors, to assess their qualifications (including their internal quality-control procedures and any material issues raised by that firm’s most recent internal quality-control or peer review or any investigations by regulatory authorities) and to recommend to the Board: (a) the Auditors to be presented to the Company’s shareholders for appointment for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company; and (b) the compensation of the Auditor.

2. Approval of Audit Engagements. Subject to the appointment of the Auditors by the Company’s shareholders, to determine and approve engagements of the Auditors, prior to commencement of such engagement, to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the compensation to be paid to the Auditors, which approval may be pursuant to preapproval policies and procedures, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

3. Approval of Non-Audit Services. To determine and approve engagements of the Auditors, prior to commencement of such engagement (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

4. Audit Partner Rotation. To monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable laws and rules.

5. Auditor Independence. At least annually, to receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company, to consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

6. Audited Financial Statement Review. To review, upon completion of the audit, the Company’s financial statements, including the related notes and the management’s discussion and analysis of financial condition and results of operations, prior to the same being filed with applicable regulatory authorities and to recommend whether or not such financial statements and management’s discussion and analysis of financial condition and results of operations should be approved by the Board.

7. Annual Audit Results. To discuss with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any material audit adjustments proposed by the Auditors and immaterial adjustments not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under promulgated auditing standards.

8. Quarterly Results. To discuss with management and the Auditors the results of the Auditors’ review of the Company’s quarterly financial statements, including the related notes and the management’s discussion and analysis of financial condition and results of operations prior to the same being filed with applicable regulatory authorities, any material audit adjustments proposed by the Auditors and immaterial adjustments not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under promulgated auditing standards and to recommend whether or not such financial statements and management’s discussion and analysis of financial condition and results of operations should be approved by the Board.

9. Annual and Interim Financial Press Releases. Review with management annual and interim financial press releases before the Company publicly discloses this information.

10. Accounting Principles and Policies. To review with management and the Auditors significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under GAAP related to material items discussed with management and any other significant reporting issues and judgments.

11. Risk Assessment and Management. To review and discuss with management and the Auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures, including the Company’s investment and hedging policies, and the steps taken by management to monitor and control these exposures.

12. Management Cooperation with Audit. To review with the Auditors any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information, significant disagreements with management and management’s response, if any.

13. Management Letters. To review with the Auditors and, if appropriate, management, any management or internal control letters issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

14. Disagreements Between Auditors and Management. To review with the Auditors and management any conflicts or disagreements between management and the Auditors regarding financial reporting, accounting practices or policies.

15. Internal and Financial Reporting Controls. To confer with the Auditors and with the management of the Company regarding the scope, adequacy and effectiveness of internal financial reporting controls in effect including any special audit steps taken in the event of material control deficiencies. To review with the Auditors and with the management of the Company the progress and findings of their efforts related to the documentation, assessment and testing of internal controls related to compliance with the Rules.

16. Separate Sessions. Periodically, to meet in separate sessions with the Auditors and management to discuss any matters that the Committee, the Auditors or management believe should be discussed privately with the Committee.

17. Complaint Procedures. To establish procedures, when and as required by applicable laws and rules, or as otherwise deemed appropriate by the Committee, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

18. Regulating and Accounting Initiatives. To review with counsel, the Auditors and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements, compliance programs and policies if, in the judgment of the Committee, such review is necessary or appropriate.

19. Related Party Transactions. To review and approve related-party transactions and review other issues arising under the Company’s Code of Conduct or similar policies as required by the Rules.

20. Investigations. To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.

21. Proxy Report. If required, to prepare the report required by regulatory authorities to be included in the Company’s annual proxy statement or other regulatory filing.

22. Annual Charter Review. To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

23. Report to Board. To report to the Board with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the performance or independence of the Auditors or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

24. Other Responsibilities. Perform such other functions as may be assigned by law, by the Company’s articles or by the Board.

It shall be management’s responsibility to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. It is not the duty of the Committee to (1) plan or conduct audits; (2) determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles; (3) to resolve disagreements, if any, between management and the outside auditors; or (4) to assure compliance with laws and regulations and the Company’s policies generally. Furthermore, it is the responsibility of the CEO and senior management to avoid and minimize the Company’s exposure to risk, and while the Committee is responsible for reviewing with management the guidelines and policies to govern the process by which risk assessment and management is undertaken, the Committee is not the sole body responsible. The Auditors shall be accountable to the Committee as representatives of the shareholders.